Exhibit 99.1

Uranium Resources, Inc. Announces Change in Board of Directors

Robert Gallagher Resigns as Director; Retained as Public Affairs Consultant

ALBUQUERQUE, N.M.--(BUSINESS WIRE)--October 1, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today that Robert Gallagher has resigned as a member of the Board of Directors effective September 30, 2010 and, as of October 1, 2010 will be engaged as a consultant to assist the Company in its efforts to advance toward production in New Mexico. When Mr. Gallagher joined the Board in January this year he was President of the New Mexico Oil & Gas Association. He has since left that position and subsequently formed RMG Consulting, LLC, a government and community relations firm.

Paul K. Willmott, Executive Chairman of the Board for Uranium Resources, noted, “Bob’s extensive knowledge and experience on issues in the domestic and New Mexico energy industry has proven helpful to us as a Director and we thank him for his service in that role. However, it became clear that the Company could make greater use of Bob’s expertise through a future consulting arrangement enabling him to provide a more direct role in advising management with the objective of advancing our strategy in New Mexico, and to move forward with our production plans in the Grants Mineral Belt.”

Mr. Gallagher’s extensive experience in the public and private sector includes a Presidential appointment as Senior Advisor for Oil & Gas to the Secretary of Energy during the Clinton Administration. He also served as City Manager of Hobbs, New Mexico, from 1986 to 1994, leaving city government for an executive position with a private oil service company.

Don Ewigleben, President and CEO of URI, commented, “We are extremely pleased to be adding Bob to our team to address the many discussions and relationships required with the regulatory agencies, government leadership and communities in which we will be operating in New Mexico. By having Bob operationally engaged in our development plans and on the ground in New Mexico, we expect that this will help drive our efforts to be in a position to be able to produce at our Churchrock property in 2013.” URI’s Regulatory and Public Affairs team is lead by Senior Vice President Mark Pelizza, who has overall responsibility, and April Wade, who will continue to support URI on public affairs matters.

Mr. Gallagher, a graduate of New Mexico State University, is a board member of the Rio Rancho Economic Development Corporation and is the former chairman of the Board of Regents for New Mexico State University.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Craig Mychajluk, 716-843-3832
cmychajluk@keiadvisors.com
or
Media:
Uranium Resources, Inc.
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President and Chief Executive Officer